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                                                                    EXHIBIT 11.1
                             SIEBEL SYSTEMS, INC.


        STATEMENT REGARDING COMPUTATION OF NET INCOME (LOSS) PER SHARE
                     (In thousands, except per share data)
                                  (unaudited)

                                                                Three Months Ended       Six Months Ended
                                                                      June 30                June 30
                                                                -------------------     -------------------
                                                                 1996        1995        1996        1995
                                                                -------     -------     -------     -------
Net income (loss)                                               $   701     $    42     $   899     $  (678)
                                                                =======     =======     =======     =======
Weighted average number of
   shares outstanding
      Common stock                                                8,721       7,992       8,540       8,047
      Preferred stock, as if converted                            5,012       4,211       4,959       3,427
Number of common stock equivalents as a result of stock
   options outstanding using the treasury stock method(1)           529         669         534           -
Number of common stock issued and stock options granted in
   accordance with SAB No. 83                                     2,819       3,905       2,922       3,905
                                                                -------     -------     -------     -------

      Shares used in net income (loss) per share computation     17,081      16,777      16,955      15,379
                                                                =======     =======     =======     =======

      Net income (loss) per share                               $  0.04     $  0.00     $  0.05     $ (0.04)
                                                                =======     =======     =======     =======

(1) Common equivalent shares from outstanding stock options are not included in six months ended June 30, 1995 calculations as they are antidilutive.